Exhibit 99.1

K12 Inc. Reports First Quarter 2010 Results

K12's First Quarter Revenues Reach $106 Million, Operating Income Increases 38 Percent

HERNDON, Va.--(BUSINESS WIRE)--November 6, 2009--K12 Inc. (NYSE: LRN), a leading provider of proprietary, technology-based curriculum and education services created for online delivery to students in kindergarten through 12th grade, today announced its results for the first quarter of fiscal year 2010.

Revenues for the first quarter grew to $106.3 million, an increase of 20.0 percent over the first quarter in the prior year, primarily due to strong enrollment growth. EBITDA increased 38.8 percent to $18.9 million for the first quarter of fiscal year 2010 (FY 2010) over the same quarter in the prior year. Net income - K12 Inc. for the quarter was $7.1 million as compared to Net income - K12 Inc. of $5.9 million in the same period in the prior year. Operating income improved to $12.7 million, an increase of 38.1 percent compared with the first quarter of fiscal year 2009 (FY 2009).

Ron Packard, Chief Executive Officer of K12 Inc., stated, “we are pleased with the level of demand we are seeing for our offering and continued margin expansion, particularly in the current economic environment.”

For the three months ended September 30, 2009 (First Quarter Fiscal Year 2010)

  Revenues for the first quarter were $106.3 million, an increase of $17.7 million or 20.0 percent, as compared to revenues of $88.6 million for the first quarter of FY 2009. Average enrollments for the first quarter were 69,542, an increase of 23.7 percent over the first quarter of FY 2009.
  Operating income for the first quarter was $12.7 million, an increase of $3.5 million or 38.1 percent, as compared to operating income of $9.2 million for the first quarter of FY 2009. Operating margins increased to 12.0 percent of revenue, representing a gross increase of 1.6 percentage points, as compared to 10.4 percent for the first quarter of FY 2009.
  Income tax expense for the first quarter was $5.4 million, representing an effective tax rate of 43.6 percent. Income tax expense for the first quarter of FY 2009 was $3.8 million.
  Net income - K12 Inc. for the first quarter was $7.1 million as compared to Net income - K12 Inc. of $5.9 million for the first quarter of FY 2009.
  Diluted net income attributable to common stockholders per share for the first quarter was $0.24 as compared to diluted net income attributable to common stockholders per share of $0.20 for the first quarter of FY 2009.
  EBITDA for the first quarter was $18.9 million, an increase of $5.3 million or 38.8 percent, as compared to EBITDA of $13.6 million for the first quarter of FY 2009. EBITDA as a percentage of revenue improved to 17.8 percent, representing a gross increase of 0.4 percentage points, as compared to 15.4 percent for the first quarter of FY 2009.

Cash and Capital Expenditures

  As of September 30, 2009, the Company had cash and cash equivalents of $38.3 million.
  Capital expenditures for the first quarter were $6.2 million, including $3.4 million for investments in capitalized curriculum and $2.9 million in property and equipment. In addition, the Company financed purchases of $7.8 million of computers and software, primarily for use by students and $1.2 million of corporate technology purchases, through capital leases.

FY 2010 Outlook

The Company is forecasting for full fiscal year 2010 revenues of approximately $380 million to $390 million, operating income of approximately $27 million to $31 million and EBITDA of approximately $56 million to $60 million.

In addition, the Company is forecasting for fiscal year 2010:

  Net income – K12 Inc. of approximately $14.6 million to $17.1 million
  Depreciation and amortization of approximately $28 million to $30 million
  Non-cash stock compensation expense of approximately $6.0 million to $6.5 million
  Interest expense, net of interest income of approximately $1.0 million to $1.2 million
  Estimated tax rate of approximately 43 percent to 44 percent
  Capital expenditures of approximately $42 million, including purchases of student computers

Forward Statements

This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the reduction of per pupil funding amounts at the schools we serve; reputation harm resulting from poor performance or misconduct of other virtual school operators; challenges from virtual public school opponents; failure of the schools we serve to comply with regulations resulting in a loss of funding; discrepancies in interpretation of legislation by regulatory agencies that may lead to payment or funding disputes; termination of our contracts with schools due to a loss of authorizing charter; failure to renew existing contracts with schools; increased competition; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 6, 2009, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Conference Call

The Company will discuss its first quarter 2010 financial results and its outlook for fiscal year 2010 during a conference call scheduled for Friday, November 6, 2009 at 8:30 a.m. eastern time (ET).

The conference call will be webcast and available on the K12 web site at www.K12.com through the investor relations link. Please access the web site at least 15 minutes prior to the start of the call to register and download and install any necessary software.

To participate in the live call, investors should dial 866-783-2138 (domestic) or 857-350-1597 (international) at 8:20 a.m. (ET). The participant passcode is 74239925.

A replay of the call will be available starting on November 6, 2009, through November 13, 2009, at 888-286-8010 (domestic) or 617-801-6888 (international) passcode 56235630. It will also be archived at www.k12.com in the investor relations section for 60 days.

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30,	June 30,
	2009	2009

ASSETS
Current assets
Cash and cash equivalents	$38,298	$49,461
Restricted cash and cash equivalents	2,500	2,500
Accounts receivable, net of allowance of $1,618 and $1,555 at September 30, 2009 and June 30, 2009, respectively	106,766	52,532
Inventories, net	20,052	32,052
Current portion of deferred tax asset	4,318	3,888
Prepaid expenses	4,369	7,810
Other current assets	7,834	3,454
Total current assets	184,137	151,697
Property and equipment, net	44,827	37,860
Capitalized curriculum development costs, net	33,979	31,649
Deferred tax asset, net of current portion	9,572	14,619
Goodwill	1,825	1,825
Deposits and other assets	2,169	2,526
Total assets	$276,509	$240,176

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$10,463	$10,366
Accrued liabilities	10,011	7,329
Accrued compensation and benefits	4,883	8,291
Deferred revenue	24,060	3,389
Current portion of capital lease obligations	12,650	10,240
Current portion of notes payable	959	1,034

Total current liabilities	63,026	40,649
Deferred rent, net of current portion	1,661	1,699
Capital lease obligations, net of current portion	12,983	9,222
Notes payable, net of current portion	1,600	1,906

Total liabilities	79,270	53,476

Commitments and contingencies
Equity:
K12 Inc. stockholders’ equity
Common stock, par value $0.0001; 100,000,000 shares authorized; 29,466,399 and 29,290,486 shares issued and outstanding at September 30, 2009 and June 30, 2009, respectively	3	3
Additional paid-in capital	346, 901	343,304
Retained Earnings (Deficit)	(153,938)	(161,021)
Total K12 Inc. stockholders’ equity	192,966	182,286
Noncontrolling Interest	4,273	4,414
Total equity	197,239	186,700
Total liabilities and equity	$276,509	$240,176

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended September 30,
	2009	2008

Revenues	$106,325	$88,625

Cost and expenses
Instructional costs and services	58,093	54,421
Selling, administrative, and other operating expenses	33,327	22,835
Product development expenses	2,238	2,195
Total costs and expenses	93,658	79,451
Income from operations	12,667	9,174
Interest (expense) income, net	(357)	107
Income before income tax expense and noncontrolling interest	12,310	9,281
Income tax expense	(5,368)	(3,786)
Net income	6,942	5,495
Add net loss - noncontrolling interest	141	419
Net income - K12 Inc.	$7,083	$5,914
Net income attributable to common stockholders per share:
Basic	$0.24	$0.21
Diluted	$0.24	$0.20

Weighted average shares used in computing per share amounts:
Basic	29,378,074	28,487,440
Diluted	29,948,550	29,499,102

K12 INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended
	September 30,
	2009	2008

Cash flows from operating activities
Net income	$6,942	$5,495
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	6,233	4,446
Stock based compensation expense	1,882	529
Excess tax benefit from stock-based compensation	(332)	(2,194)
Deferred income taxes	4,949	3,674
Provision for doubtful accounts	63	70
Provision for inventory obsolescence	255	40

Reduction of student computer shrinkage and obsolescence	(260)	(6)
Changes in assets and liabilities:
Accounts receivable	(54,297)	(58,409)
Inventories	11,745	6,632
Prepaid expenses	3,441	828
Other current assets	(4,379)	(4,021)
Deposits and other assets	340	28
Accounts payable	96	(367)
Accrued liabilities	2,682	3,271
Accrued compensation and benefits	(3,409)	(4,396)
Deferred revenue	20,671	21,825
Deferred rent	(37)	5
Net cash used in operating activities	(3,415)	(22,550)
Cash flows from investing activities
Purchase of property and equipment	(2,853)	(2,397)
Capitalized curriculum development costs	(3,391)	(3,618)
Net cash used in investing activities	(6,244)	(6,015)
Cash flows from financing activities
Repayments on capital lease obligations	(2,841)	(1,466)
Repayments on notes payable	(378)	(170)
Proceeds from exercise of stock options	1,383	5,348
Excess tax benefit from stock-based compensation	332	2,194
Net cash (used in) provided by financing activities	(1,504)	5,906
Net change in cash and cash equivalents	(11,163)	(22,659)
Cash and cash equivalents, beginning of period	49,461	71,682
Cash and cash equivalents, end of period	$38,298	$49,023

Non-GAAP Financial Measures

EBITDA

EBITDA consists of net income minus interest income, minus income tax benefit, minus noncontrolling interest benefit, plus interest expense, plus income tax expense, plus noncontrolling interest loss and plus depreciation and amortization. Interest income consists primarily of interest earned on short-term investments or cash deposits. Interest expense consists primarily of interest expense for capital leases, long-term and short-term borrowings. We use EBITDA as a measure of operating performance. However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as tax payments.

We believe EBITDA is useful to an investor in evaluating our operating performance because it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of our capital structure and the method by which assets were acquired. Our management uses EBITDA as a measurement of operating performance, because it assists us in comparing our performance on a consistent basis, as it removes depreciation, amortization, interest and taxes. We also use EBITDA in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as is used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

The following table provides a reconciliation of net income to EBITDA:
(in thousands)
	Three Months Ended
	September 30,

	2009	2008

Net Income - K12 Inc.	$7,083	$5,914

Interest expense (income), net	357	(107)

Income tax expense, net	5,368	3,786

Noncontrolling interest, net of tax	(141)	(419)

Depreciation and amortization	6,233	4,446

EBITDA	$18,900	$13,620

The following table provides a reconciliation of net income to
EBITDA for the full year outlook:

(in millions)
	Full Year FY 2010
	Outlook

	Low	High

Net Income - K12 Inc.	$14.6	$17.1

Interest expense (income), net	1.2	1.0

Income tax expense, net	12.2	13.1

Noncontrolling interest, net of tax	0.0	(0.1)

Depreciation and amortization	29.0	29.0

EBITDA	$56.0	$60.0

About K12

K12 Inc. (NYSE: LRN), a technology-based education company, is the nation’s largest provider of proprietary curriculum and online education programs to students in kindergarten through high school. K12 provides high quality, customized education solutions to school districts, charter schools, and directly to families ranging from individual courses to classroom and hybrid programs to full-time virtual school programs. K12 Inc. also operates the K12 International Academy, an accredited, diploma-granting online private school serving students in over 35 countries.

Since K12 was founded in 1999 it has delivered over 1.5 million courses to students worldwide. Students recently graduating from K12 virtual schools have been accepted to over 150 post-secondary schools, including many top-ranked universities and colleges.

K12 Inc. is accredited through the Commission on International Trans-Regional Accreditation (CITA), which recently joined AdvancED, the world’s largest education community. K12 is the largest national K-12 online school provider to be recognized by CITA.

K12’s mission is to provide any child the curriculum and tools to maximize success in life, regardless of geographic, financial, or demographic circumstances. More information can be found at www.K12.com.

K12(R) is a registered trademark and the K12 logo, xPotential and Unleash the xPotential are trademarks of K12 Inc.

CONTACT:
K12 Inc.
Investor Contact:
Keith Haas
SVP, Finance and Investor Relations
703-483-7077
khaas@k12.com
or
Press Contact:
Jeff Kwitowski
VP, Public Relations
703-483-7281
jkwitowski@k12.com